UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 2, 2020
Date of Report (Date of earliest event reported)
Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-16209	98-0374481
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares, $0.0011 par value per share	ACGL	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 5.25% Series E preferred share	ACGLP	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 5.45% Series F preferred share	ACGLO	NASDAQ	Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

Amendment to Agreement and Plan of Merger

As previously reported by Arch Capital Group Ltd., a Bermuda exempted company (the “Company”), on its Current Report on Form 8-K filed October 14, 2020 (the “October 14, 2020 8-K”), on October 9, 2020, the Company and Greysbridge Ltd., a Bermuda exempted company and wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with Watford Holdings Ltd., a Bermuda exempted company (“Watford”), pursuant to which, among other things, Merger Sub will merge with and into Watford (the “Merger”), with Watford surviving as a subsidiary of the Company (the “Surviving Company”).

On November 2, 2020, the Company, Merger Sub, and Watford entered into Amendment No. 1 to the Original Merger Agreement (the “Amendment,” and the Original Merger Agreement, as amended by the Amendment, the “Merger Agreement”). As described in more detail below, the Amendment modifies the Original Merger Agreement to increase the consideration payable by the Company to Watford’s common shareholders, decrease the amount of losses Watford’s non-investment grade portfolio can experience in order for the Company to remain obligated to consummate the Merger and increase the termination fee payable by Watford under certain circumstances.

As a result of the Amendment, the Merger Agreement now provides that, subject to certain conditions set forth therein:

•at the effective time of the Merger (the “Effective Time”), each issued and outstanding common share, par value $0.01 per share, of Watford (the “Common Shares”) (other than (a) shares to be canceled pursuant to the Merger Agreement and (b) restricted share units to be canceled and exchanged pursuant to the Merger Agreement), shall be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”);

•the Company’s obligation to consummate the Merger is conditioned on Watford’s non-investment grade portfolio not suffering a loss of more than $208 million from September 30, 2020, through the date that is two business days prior to the closing of the Merger; and

•upon termination of the Merger Agreement under specified circumstances, including with respect to Watford’s entry into an agreement with respect to a qualifying Superior Proposal (as defined in the Merger Agreement), Watford will be required to pay the Company a termination fee of $28,100,000.

In addition, Watford delivered an Amended and Restated Company Disclosure Letter to the Merger Agreement in connection with the Amendment.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment filed as Exhibit 2.1 hereto and incorporated herein by reference. For more information about the Original Merger Agreement, see the October 14, 2020 8-K.

ITEM 8.01 Other Events.

At the same time the Company entered into the Amendment, on November 2, 2020, the Company also entered into a Voting and Support Agreement (the “Enstar Voting Agreement”) with Watford, Enstar Group Limited (“Enstar”) and Cavello Bay Reinsurance Limited (“Cavello Bay”), a subsidiary of Enstar, pursuant to which Enstar and Cavello Bay have agreed, among other things, to vote all of their Common Shares in favor of the adoption and approval of the Amendment and the statutory merger agreement and the transactions contemplated thereby, including the Merger.

On November 2, 2020, the Company issued a press release announcing that it entered into the Amendment and the Enstar Voting Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01           Financial Statements and Exhibits.

(d):     The following exhibits are being filed herewith.

EXHIBIT NO.	DESCRIPTION
2.1*	Amendment No. 1 among Arch Capital Group Ltd., Greysbridge Ltd., and Watford Holdings Ltd., dated October 9, 2020.
99.1	Press Release dated November 2, 2020, issued by Arch Capital Group Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: November 2, 2020	By:	/s/ François Morin
		Name:	François Morin
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

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